EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of incorporation or Organization

Syntel Private Limited	India

Syntel Europe Limited	England

Syntel Canada Inc.	Canada

Syntel Deutschland GmbH	Germany

Syntel (Hong Kong) Limited	Hong Kong

Syntel Delaware, LLC	Delaware

Syntel SPC, Inc.	Michigan

Syntel (Mauritius) Limited	Mauritius

Syntel Holding (Mauritius) Limited	Mauritius

Syntel Worldwide (Mauritius) Limited	Mauritius

Syntel (Australia) Pty. Ltd.	Australia

Syntel Solutions Mexico, S. de R.L. de C.V.	Mexico

Intellisourcing, SARL	France

Syntel Solutions BV	Netherlands

Syntel Switzerland GmbH	Switzerland

Syntel Poland, sp. z o. o.	Poland

State Street Syntel Services	Mauritius

(Mauritius) Limited

State Street Syntel Services Private Limited	India

Syntel International Private Limited	India

Syntel Global Private Limited	India

Syntel Technologies (Mauritius) Limited	Mauritius

Syntel Services Private Limited	India

Syntel Solutions (Mauritius) Limited	Mauritius

Syntel Software (Mauritius) Limited	Mauritius

Syntel Solutions (India)	India

Private Limited

Syntel Technologies LLP	India

Syntel Software LLP	India

Syntel (Singapore) PTE Limited	Singapore

Syntel Infotech, Inc.	Philippines